Exhibit 99.1

FOR IMMEDIATE RELEASE

May 7, 2012 For more information contact: Scott Estes (419) 247-2800 Jay Morgan (419) 247-2800

JUDY PELHAM JOINS HEALTH CARE REIT, INC.

BOARD OF DIRECTORS

Toledo, Ohio, May 7, 2012...Health Care REIT, Inc. (NYSE:HCN) today announced that Judy Pelham has been named to its board of directors.

“We are honored to welcome Judy Pelham to Health Care REIT’s board of directors,” commented George L. Chapman, Chairman, Chief Executive Officer and President of Health Care REIT, Inc. “Judy’s prominent leadership and extensive experience in health care will further strengthen our highly knowledgeable board of directors and contribute to Health Care REIT’s leadership position in the health care industry.”

Ms. Pelham has been actively involved in the health care industry for over 30 years. Her experience in health care includes leadership roles with leading hospital systems and health care institutions.

Most recently, Ms. Pelham served as President and Chief Executive Officer of Trinity Health, one of the top 10 health care systems in the United States serving a network of 40 hospitals, including long-term care facilities, home care and hospice programs, senior living communities, physician offices and other health care services and programs. Prior to this role, Ms. Pelham served as President and Chief Executive Officer of two additional leading health care systems, Mercy Health Services and Daughters of Charity Health Services of Austin, Texas. Ms. Pelham’s career has also included work with the Robert Wood Johnson Foundation and Harvard School of Public Health.

Ms. Pelham received her undergraduate degree from Smith College in 1967 and a Master in Public Administration degree in 1975 from Harvard University. Ms. Pelham currently serves on the boards of directors of Amgen and Smith College. Health Care REIT engaged Caldwell Partners International in the search process to recruit Ms. Pelham.

About Health Care REIT, Inc.

Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2011, the company’s broadly diversified portfolio consisted of 937 properties in 46 states. More information is available on the company’s website at www.hcreit.com.

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